EXHIBIT 23(I)

                                  ROPES & GRAY
                               ONE FRANKLIN SQUARE
                       1301 K STREET, N.W., SUITE 800 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 626-3900
                               FAX: (202) 626-3961

                   WRITER'S DIRECT DIAL NUMBER: (202) 626-3925

                                February 14, 2002


The North Country Funds
150 Motor Parkway
Hauppauge, New York  11788

Ladies and Gentlemen:

           You are registering under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of The North Country Funds (the "Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). In this regard, you propose to file a post-effective amendment on Form N-1A (the "Post-Effective Amendment") to your Registration Statement as required by Section 10(a)(3) in order to update certain financial information and file the annual amendment required by the 1940 Act.

           We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

           Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of each Fund of the Trust described in said Post-Effective Amendment (each a "Series") have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.



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The North Country Funds
February 14, 2002
Page 2


           The North Country Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

           We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with and as part of your Post-Effective Amendment. We also hereby consent to the use of our name and to the reference to our firm under the caption "Legal Counsel" included in or made a part of the Post-Effective Amendment to The North Country Funds on Form N-1A under the Securities Act of 1933, as amended.

                                   Sincerely,

                                                              /s/ROPES & GRAY
                                                              ---------------
                                                              Ropes & Gray

Washington, D.C.
February 14, 2002



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